Exhibit 99.1

               The Cincinnati Life Insurance Company to Remediate
                        Predecessor's Pricing Practices

      - Settlement involves policies purchased between 1947 and 1968 from Inter-Ocean Insurance Company

      - Review was part of nationwide examination of pricing practices of life insurers

      CINCINNATI, Jan. 26 /PRNewswire-FirstCall/ -- The Cincinnati Life Insurance Company today announced an agreement with the Ohio Department of Insurance and with plaintiffs in a civil lawsuit. The ODI's regulatory examination and the lawsuit arose from pricing of some policies purchased between 1947 and 1968 from Cincinnati Life's predecessor company, Inter-Ocean Insurance Company.

      Inter-Ocean was acquired by Cincinnati Financial Corporation in 1973, and in 1988 it merged into Cincinnati Life, a new life insurance subsidiary of the parent.

      The terms of the agreement are incorporated into a consent order to be issued by the Ohio Department of Insurance as part of Cincinnati Life's global settlement. Additionally, the Butler County Court of Common Pleas has granted preliminary approval to the settlement agreement for the civil lawsuit, Cone v. Cincinnati Life Insurance Company.

      The settlement covers 4,774 known policyholders and potentially up to 3,500 former policyholders for whom records are no longer available. Cincinnati Life expects to pay a minimum of $1 million under the agreement. If all current and former policyholders claim remediation benefits, the total payout could reach as high as $1.9 million, including a regulatory fine and policy enhancements. All affected policies still in force will be declared fully paid up, with an option to increase either the policy's death benefit or the cash payment to the policyholder under the settlement. Former policyholders or beneficiaries will be eligible for cash payments. The settlement payments will not materially affect current or future earnings of Cincinnati Life or its parent.

      Inter-Ocean was involved in door-to-door marketing of small face-amount policies. The policies in question generally were purchased in the 1940s through the mid-1960s by policyholders who wanted to cover burial costs on payment terms they could manage. As widely reported in both the national and trade press over the past three years, life insurers priced some industrial life policies using race-based mortality tables that recognized actual differences in life expectancy. The National Association of Insurance Commissioners previously estimated that regulators would examine more than 100 life insurance companies to remedy these past industrywide pricing practices.

      "Cincinnati Life does not condone any racially discriminatory practices," said Senior Vice President Timothy L. Timmel. "We chose to retain specialists to thoroughly research historical policy records, including in-force, lapsed and surrendered policies as well as policies on which death benefits had been paid. We reported to and cooperated fully with the Ohio Department of Insurance, which led regulators in other states in a joint examination. Our shared goal was to determine the right and fair thing to do, and we're confident that this settlement resolves issues in the best interests of the policyholders."

      Cincinnati Financial Corporation (Nasdaq: CINF) offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

      This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward- looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: unusually high levels of catastrophe losses due to changes in weather patterns or other causes; increased frequency and/or severity of claims; environmental events or changes; insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace; adverse outcomes from litigation or administrative proceedings; recession or other economic conditions resulting in lower demand for insurance products; sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in market value of Fifth Third Bancorp shares; events that lead to a significant decline in the market value of a particular security and impairment of the asset; delays in the development, implementation and benefits of technology enhancements; and decreased ability to generate growth in investment income.

      Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures impacting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

SOURCE  Cincinnati Financial Corporation
    -0-                             01/26/2004
    /CONTACT: Joan O. Shevchik of Cincinnati Financial Corporation, +1-513-603-5323/
    /First Call Analyst: /
    /FCMN Contact: /
    (CINF)

CO:  Cincinnati Financial Corporation
ST:  Ohio
IN:  FIN INS
SU:  LAW